Exhibit 1

PRESS RELEASE	For Immediate Release
For further information, please contact:

Jilin Chemical Industrial Company Limited	Tel: (+86 - 432) 390 - 3651
Mr. Li Chunqing	Fax: (+86 - 432) 302 - 8126
E-mail: jcic@jcic.com.cn

Fortune China Public Relations Ltd.	Tel: (852) 2838 - 1162
Ms. Nellie Chan	Fax: (852) 2834 - 5109
E-mail: nellie.chan@fortunechina.com.hk
Delisting of the American Depositary Shares from the New York Stock Exchange
February 15, 2006, Jilin City, Jilin Province—Jilin Chemical Industrial Company Limited (“Jilin” or the “Company”; NYSE: JCC) announced today that the United States Securities and Exchange Commission (the “SEC”) had approved the delisting of the overseas listed foreign invested shares of Jilin (the “Jilin H Shares”) represented by American Depositary Shares (the “Jilin ADSs”) from the New York Stock Exchange (the “NYSE”) effective at the opening of business (New York City time) on February 15, 2006.
The voluntary conditional offer (the “H Share Offer”) by PetroChina Company Limited (“PetroChina”; HKSE stock code: 0857; NYSE: PTR) to acquire outstanding Jilin H Shares (including Jilin H Shares represented by Jilin ADSs) was closed on Friday, February 3, 2006. As the result of the delisting of the Jilin H Shares from the Hong Kong Stock Exchange (the “HKSE”) on January 23, 2006 and the delisting of the Jilin ADSs from the NYSE today, holders of Jilin H Shares (the “Jilin H Shareholders”) and holders of Jilin ADSs (the “Jilin ADS Holders”) who had not tendered their acceptance of the H Share Offer as of the conclusion of the H Share Offer had held Jilin H Shares and Jilin ADSs that are not listed on any recognized stock exchange.
Jilin has taken steps to cease the maintenance of the register of the Jilin H Shares in Hong Kong with effect from February 4, 2006. As previously announced, Jilin H Shareholders and Jilin ADS Holders should note that, following the removal of the register of the Jilin H Shares in Hong Kong, Jilin H Shareholders and Jilin ADS Holders may be subject to taxes on dispositions of and/or any dividends or distribution paid on his/her/its Jilin H Shares and Jilin ADSs under the laws and regulations of the People’s Republic of China. Jilin H Shareholders and Jilin ADS Holders should seek independent advice of a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser in this regard.
Notwithstanding the delisting, Jilin’s registration under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), remains in effect and Jilin will continue to comply with its obligations, including the filing of Annual Reports on Form 20-F. However, in view of the increasing costs of maintaining a U.S. registration for non-U.S. companies, the Company does intend to examine ways in which it may terminate its Exchange Act registration in due course.
Any Jilin H Shareholder who has any queries in relation to any administrative issues concerning his/her/its Jilin H Shares should contact Hong Kong Registrars Limited by telephone at (+852) 2862-8628 or at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.
Any Jilin ADS Holder who has any queries in relation to any administrative issues concerning his/her/its Jilin ADSs should contact The Bank of New York, ADR Department, by telephone at (+1-888) 269-2377 or at 101 Barclay Street, 22nd Floor West, New York, New York 10286.
Background of the H Share Offer
On October 28, 2005, PetroChina and Jilin jointly announced that, subject to the satisfaction or waiver of certain pre-conditions, Citigroup Global Markets Asia Limited, on behalf of PetroChina, and (in the United States only) PetroChina, would make a voluntary conditional offer to acquire all the outstanding Jilin H Shares for HK$2.80 per Jilin H Share, and the Jilin ADSs for HK$280.00 per Jilin ADS, in each case not already owned by PetroChina and parties acting in concert with PetroChina. As of November 15, 2005, the day prior to the commencement of the H Share Offer, PetroChina owned 67.29% of the outstanding share capital of Jilin.
As announced on December 31, 2005, the special resolutions to approve the voluntary withdrawal of the listings of the Jilin H Shares and the Jilin ADSs from the HKSE and the NYSE, respectively, were duly passed by the Jilin independent H shareholders (being the holders of 964,050,100 Jilin H Shares (which represents the number of the total issued Jilin H Shares less the number of the Jilin H Shares held by PetroChina and the parties acting in concert with PetroChina (including Citigroup), Platinum Securities Company Limited and parties acting in concert with Platinum Securities Company Limited, Cazenove Asia Limited and parties acting in concert with Cazenove Asia Limited)) by way of poll at the special class meeting of the Jilin H Shareholders. On January 6, 2006, PetroChina and Jilin jointly announced the satisfaction of the conditions to the H Share Offer and the H Share Offer consequently had become unconditional in all respects. As announced on January 20, 2006, the listing of the Jilin H Shares on the HKSE was withdrawn with effect from 9:30 a.m. (Hong Kong time) on Monday, January 23, 2006.
On Friday, February 3, 2006, PetroChina announced that the H Share Offer closed at 4:00 p.m. (Hong Kong time) on the same day. As at 4:00 p.m. (Hong Kong time) on Friday, February 3, 2006 and, in the case of the Jilin ADSs, 5:00 p.m. (New York City time) on Thursday, February 2, 2006, being the latest time for acceptances of the H Share Offer to be lodged, valid acceptances under the H Share Offer had been received in respect of 908,113,053 Jilin H Shares (including Jilin H Shares represented by Jilin ADSs), representing 94.13% of the nominal value of the Jilin H Shares (including Jilin H Shares represented by Jilin ADSs), carrying voting rights then exercisable at a general meeting of Jilin H Shareholders.
The listing of the Jilin H Shares on the HKSE was withdrawn with effect from 9:30 a.m. (Hong Kong time) on Monday, January 23, 2006. On Friday, January 6, 2006, the NYSE announced that trading in the Jilin ADSs was suspended on the same day and, following suspension, it would submit an application for the delisting of the Jilin ADSs to the SEC. On Friday, January 27, 2006, the NYSE submitted an application to the SEC to strike the Jilin ADSs from listing and registration at the opening of the trading session on February 15, 2006.
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The Company is one of the PRC’s largest producers of basic chemical and chemical raw materials, and one of the PRC’s largest diversified chemical enterprises. Its primary business consists of the production and sale of petroleum products, petrochemical and organic chemical products, synthetic rubber products, chemical fertilizers and other chemical products.
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This press release does not constitute an offer to purchase, an offer for sale of or a solicitation of an offer to sell or purchase any securities in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration.
Investors should carefully read any filings made by the Company or PetroChina in connection with the offer for shares of the Company, including any tender offer statement on Schedule TO, transaction statement on Schedule 13E-3, related solicitation/recommendation statement on Schedule 14D-9 and any other documents relating to the offer for the shares of Jilin Chemical Industrial Company Limited, if and when any such documents are filed with the SEC, including any amendments and exhibits thereto, because the filings will contain important information. If and when filed with the SEC, any such Schedule TO, Schedule 13E-3, Schedule 14D-9 and any related documents will be available free of charge at the SEC’s web site, at www.sec.gov.
Certain statements contained in this press release might be viewed as “forward-looking statements” within the meaning of the U.S. Securities Act of 1933 and the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the performance or financial condition of the Company to be materially different from any future performance or financial condition implied by such statements.
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